Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-150308 on Form S-1 of our report dated April 16, 2008 relating to the supplemental consolidated financial statements of BGC Partners, Inc., formerly eSpeed, Inc., which give retroactive effect to the merger of eSpeed, Inc. and BGC Partners, LLC on April 1, 2008, which has been accounted for as a business combination of entities under common control similar to a pooling of interest (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 16, 2008, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

May 23, 2008

New York, New York